EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

dated as of July 2, 2009

by and among

PACKETVIDEO CORPORATION,

NEXTWAVE WIRELESS INC.,

NEXTWAVE BROADBAND INC.

and

NTT DOCOMO, INC.

Page
1.	AGREEMENT TO PURCHASE AND SELL SHARES	2
(a)	Restated Certificate of Incorporation	2
(b)	Purchase and Sale of the Purchased Shares	2
(c)	Use of Proceeds	2
2.	CLOSING CONDITIONS	2
(a)	Conditions to Obligations of the Purchaser at Closing	2
(b)	Conditions to Obligations of Seller at Closing	4
3.	CLOSING	5
4.	REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF PARENT, SELLER AND THE COMPANY	5
(a)	Organization, Good Standing and Qualification	6
(b)	Capitalization	6
(c)	Authority; Noncontravention	7
(d)	Valid Issuance of Purchased Shares	8
(e)	Consents	8
(f)	Financial Statements; Accounts Receivable; Undisclosed Liabilities	8
(g)	Brokers and Other Advisors	9
(h)	Absence of Certain Changes or Events	9
(i)	Legal Proceedings	10
(j)	Compliance with Laws, Permits	11
(k)	Compliance with Securities Laws	11
(l)	No Integrated Offering	11
(m)	Subsidiaries	12
(n)	Corporate Records	12
(o)	Taxes	13
(p)	Property and Assets	14
(q)	Intellectual Property	14
(r)	Insurance	16
(s)	Material Contracts and Obligations	16
(t)	Employee Benefits	17
(u)	Labor	17

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TABLE OF CONTENTS

(continued)

Page
(v)	Related Party Transactions	18
(w)	Environmental, Health and Safety Matters	18
(x)	Customers	19
(y)	SEC Filings	19
(z)	Solvency	20
(aa)	Disclosure	20
5.	REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER	20
(a)	Organization, Good Standing and Qualification	20
(b)	Authority	20
(c)	No Conflicts	21
(d)	Purchase for Own Account	21
(e)	Investment Experience	21
(f)	Status of the Purchaser	21
(g)	Reliance Upon the Purchaser’s Representations	21
(h)	Receipt of Information	21
(i)	Restricted Securities	22
(j)	Legends	22
6.	CERTAIN POST-CLOSING COVENANTS	23
(a)	Technology Collaboration Agreement	23
(b)	Equity Incentive Plan	23
(c)	Form UCC3	23
7.	INDEMNIFICATION	23
(a)	Survival of Representations and Warranties	23
(b)	Indemnification Provisions for the Purchaser’s Benefit	24
(c)	Indemnification Provisions for Parent and Seller’s Benefit	24
(d)	Exclusive Remedy	24
8.	DEFINED TERMS	25
9.	MISCELLANEOUS	31
(a)	Successors and Assigns	31

ii

TABLE OF CONTENTS

(continued)

Page
(b)	Governing Law; Jurisdiction; Waiver of Jury Trial	31
(c)	Specific Enforcement	32
(d)	Expenses	32
(e)	Counterparts	32
(f)	Headings	32
(g)	Notices	32
(h)	Amendments	33
(i)	Reporting and Publicity	33
(j)	Waivers	34
(k)	Replacement of Shares	34
(l)	Severability	34
(m)	Entire Agreement	34
(n)	Further Assurances	34
(o)	Meaning of “Include” and “Including”	34
(p)	No Presumption Against Drafting Party	34
(q)	No Third-Party Beneficiaries	35
(r)	Facsimile and E-mail Signatures	35
(s)	Corporate Securities Law	35

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of July 2, 2009, by and among PacketVideo Corporation, a Delaware corporation (the “Company”), NextWave Wireless Inc., a Delaware corporation (“Parent”), NextWave Broadband Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Seller”), and NTT DoCoMo, Inc. (the “Purchaser” and, together with the Company, Parent and Seller, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Seller holds all of the issued and outstanding capital stock of the Company, and wishes to sell a portion of such stock to Purchaser in order to facilitate an investment by Purchaser in the Company; and

WHEREAS, the Company shall authorize the creation of a new class of common stock designated as Class A Common Stock, par value $0.001 per share, of the Company (the “Class A Common Stock”) by filing an Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A with the office of the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware; and

WHEREAS, upon the filing of such Amended and Restated Certificate of Incorporation, the Company’s capital stock shall be recapitalized (the “Recapitalization”) and shall consist of the Class A Common Stock and Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, collectively, “Common Stock”), all shares of which shall be held by Seller immediately after the Recapitalization;

WHEREAS, Seller desires to sell to the Purchaser immediately following the Recapitalization, and the Purchaser desires to purchase and acquire from Seller immediately following the Recapitalization, all issued and outstanding shares of Class A Common Stock (the “Purchased Shares”), which shall constitute 35% of the issued and outstanding shares of common stock of the Company;

WHEREAS, the Company and the Purchaser plan to enter into a Technology Collaboration Agreement within sixty (60) days of the Closing Date, providing for the mutual management of the Company’s development efforts relating to the Purchaser’s products and technologies on the terms and conditions set forth therein that are mutually satisfactory to the Company and the Purchaser (the “Technology Collaboration Agreement”); and

WHEREAS, certain capitalized terms are used herein as defined in Article 8 hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	AGREEMENT TO PURCHASE AND SELL SHARES.

(a)       Restated Certificate of Incorporation. The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing Date (as defined below) the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Restated Certificate of Incorporation”).

(b)       Purchase and Sale of the Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase, the Purchased Shares for an aggregate purchase price of $45.5 million (the “Purchase Price”).

(c)       Use of Proceeds. The Seller shall use the “net proceeds” (as determined in accordance with the Note Agreements) from the sale of the Purchased Shares to pay down the Notes in accordance with the terms and conditions thereof and of the related Note Agreements.

2.	CLOSING CONDITIONS.

(a)       Conditions to Obligations of the Purchaser at Closing. The obligations of the Purchaser to purchase the Purchased Shares and enter into the other Transaction Documents at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Purchaser in writing.

(i)        Representations and Warranties. The representations and warranties of the Company, Parent and Seller contained in Article 4 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of the Closing with the same effect as if made on and as of the Closing.

(ii)       Performance. Each of the Company, Parent and Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(iii)      Compliance Certificate. The President(s) of each of the Company, Parent and Seller shall have delivered to the Purchaser at the Closing a certificate certifying that the conditions specified in Section 2(a) have been fulfilled.

(iv)      Company Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate and attached thereto (i) a true and correct copy of the Restated Certificate of Incorporation as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing, (iii) good standing certificates (including tax good standing) with respect to the Company from the applicable authorities in Delaware and California, dated no more than ten (10) days before the Closing Date, (iv) resolutions of the Board of Directors of the Company adopting and approving filing of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the execution and delivery of the Transaction Documents by the Company, and the consummation of the

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transactions contemplated under the Transaction Documents, and (v) resolutions of the sole stockholder of the Company adopting and approving the filing of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

(v)       Qualifications. All authorizations, approvals or Permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

(vi)      Consents. The Company shall have obtained the consents, Permits and waivers set forth in Schedule 2(a)(vi) hereto, including the consents of the holders of the Notes in the form attached hereto as Exhibit D.

(vii)     Fairness Opinion. The Board of Directors of the Company shall have received, and provided to the Purchaser a true, correct and complete copy of, a written opinion from a reputable financial advisor experienced in preparing and delivering fairness opinions in merger and acquisition transactions to the effect that, as of the date thereof and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Purchase Price is fair to Parent and Seller from a financial point of view, and such opinion shall not have been amended or rescinded as of the date of this Agreement.

(viii)    No Injunction. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or government agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by the Transaction Documents.

(ix)      Amended and Restated Certificate of Incorporation. The Company shall have adopted and filed with the Secretary of State of the State of Delaware the Restated Certificate of Incorporation, which shall continue to be in full force and effect as of the Closing.

(x)       Stockholders Agreement. The Company and Seller shall have executed and delivered to the Purchaser the Stockholder Agreement in the form attached hereto as Exhibit B (the “Stockholders Agreement”).

(xi)      Registration Rights Agreement. The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”)

(xii)     Board of Directors. As of the Closing, the authorized size of the Board shall be three (3), and the Board shall be comprised of James C. Brailean, as the individual appointed by the Company, Francis Harding, as the individual appointed by Parent, and Toshio Miki, as the individual appointed by the Purchaser.

(xiii)    Reservation of Shares. The shares of Class B Common Stock issuable upon conversion of the Purchased Shares shall have been duly authorized and reserved for issuance upon such conversion.

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(xiv)    Certain Releases and Documentation. The Purchaser shall have received evidence reasonably satisfactory to the Purchaser of each of the following:

(1)       The irrevocable and unconditional release and discharge of (A) the Company and its Subsidiaries from any and all guarantees, other obligations and liabilities in respect of any indebtedness, obligations or liabilities of Parent or Parent’s Affiliates (other than the Company and its Subsidiaries) pursuant to a release in the form attached hereto as Exhibit D, and (B) all Liens on the shares of Class A Common Stock in favor of holders of the Notes pursuant to a release in the form attached hereto as Exhibit D.

(2)       Documentation showing the Company’s receipt of advances of working capital from and after December 28, 2008 through the Closing Date (which in no event shall exceed $15,000,000 in the aggregate) from Parent and its Affiliates to the Company, whether under the Working Capital Agreement (as defined below) or otherwise, as properly documented pursuant to definitive documentation, which documentation shall be in a form and substance satisfactory to the Purchaser (“Permitted Working Capital Amounts”);

(3)       Any and all indebtedness, if any, owed by the Company or any of its Subsidiaries to Parent, Seller or any of their Affiliates (except Permitted Working Capital Amounts) shall have been contributed to the capital of the Company prior to the Closing, without any Liability or any adverse Tax consequence to the Company or any of its Subsidiaries or the payment of any consideration or issuance of any capital stock to Parent, Seller or any of their Affiliates by the Company or any of its Subsidiaries, as evidenced by the agreement in the form attached hereto as Exhibit E (the “Working Capital Agreement”) .

(xv)     Employment Agreements. The Purchaser shall have received true, correct and complete copies of employment agreements between the Company and those employees listed on Schedule 2(a)(xv) hereto in the form attached hereto as Exhibit F, which agreements shall be effective as of the Closing.

(xvi)    Opinion of Seller’s Counsel. The Purchaser shall have received from Cooley Godward Kronish LLP, counsel for the Company, Parent and Seller, an opinion, dated as of the Closing Date, in a form reasonably agreed to by the Parties.

(xvii)   FIRPTA Certificate. The Purchaser shall have received from Seller a duly executed certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(xviii)  Assignment Separate from Certificate. The Purchaser shall have received from Seller a stock assignment separate from certificate for the transfer of the Purchased Shares by Seller to Purchaser. As soon as practicable following the Closing Date, the Seller shall deliver to Purchaser the original stock certificate representing the Purchased Shares.

(b)       Conditions to Obligations of Seller at Closing. The obligations of Seller to sell the Purchased Shares to the Purchaser and enter into the other Transaction Documents at the Closing, as the case may be, are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by it.

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(i)        Representations and Warranties. The representations and warranties of the Purchaser contained in Article 5 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of the Closing with the same effect as if made on and as of the Closing.

(ii)       Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(iii)      Stockholders Agreement. The Purchaser shall have executed and delivered to the Company the Stockholder Agreement.

(iv)      Registration Rights Agreement. The Purchaser shall have executed and delivered to the Company the Registration Rights Agreement.

(v)       No Injunction. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or government agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by the Transaction Documents.

3.	CLOSING.

(a)       The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place at the offices of Seller at 10350 Science Center Drive, Suite 210, San Diego, California 92121 on the date hereof immediately following the satisfaction or waiver of the conditions described in Article 2 hereof or at such other time or place as the Parties may mutually agree. The date of the Closing is referred to herein as the “Closing Date.”

(b)       At the Closing, against full payment of the Purchase Price for the Purchased Shares, by wire transfer of immediately available funds by the Purchaser to The Bank of New York, as collateral agent for and representative of the holders of the Notes, for the benefit of Seller in accordance with the wire transfer instructions attached hereto as Exhibit G, which wire transfer shall constitute full and final payment of the Purchase Price to Seller, Seller shall deliver to the Purchaser one or more stock certificates (the “Certificates”) registered in the name of the Purchaser, representing the Purchased Shares and bearing the legends set forth in Section 5(j) herein. Closing documents may be delivered by facsimile or by electronic mail.

4.             REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF PARENT, SELLER AND THE COMPANY.

The Company, Parent and Seller each hereby represents and warrants to the Purchaser that, except as disclosed in the disclosure schedule delivered to Purchaser in connection herewith (the “Disclosure Schedule”), which exceptions shall be deemed to be part of and qualify the representations and warranties made hereunder, the following representations and warranties are true and correct in all respects as of the date hereof, and they will be true and correct in all material respects (except to the extent that such representations and warranties are

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qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) will be true and correct in all respects), except as otherwise indicated. The Disclosure Schedule shall be arranged with specific reference to the Section or subsection of this Article 4 to which the information stated in such Disclosure Schedule relates (provided, however, that any disclosure contained in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other Section or subsection of this Article 4 only to the extent that it is reasonably and readily apparent that such disclosure is applicable to such other Section or subsection of this Article 4).

(a)       Organization, Good Standing and Qualification. Each of the Company, Parent and Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company, Parent and Seller is duly qualified or authorized to do business and is in good standing in each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b)       Capitalization. Immediately prior to the Recapitalization, the authorized capital stock of the Company consisted of 55,000,000 shares of common stock, par value $0.001 per share, of which 46,750,000 are issued and outstanding (all of which are owned by Seller), have been duly authorized and are validly issued, fully paid and nonassessable and free of all Liens (including any option, right of first refusal, proxy, voting trust or agreement, or Transfer restriction under any stockholder or similar agreement), except Liens in favor of holders of the Notes, and restrictions on Transfer other than restrictions on Transfer under applicable federal and state securities laws and under the Transaction Documents. After giving effect to the Recapitalization, and immediately prior to the Closing, the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, consisting of 18,000,000 shares of Class A Common Stock, 16,362,500 shares of which are issued and outstanding and owned by Seller, and 57,000,000 shares of Class B Common Stock, of which 30,387,500 shares are issued and outstanding and owned by Seller and 16,362,500 shares of Class B Common Stock are reserved for issuance upon conversion of the outstanding shares of Class A Common Stock, and all of such outstanding shares of Common Stock have been duly authorized and are validly issued, are fully paid and nonassessable and free of all Liens (including any option, right of first refusal, proxy, voting trust or agreement, or Transfer restriction under any stockholder or similar agreement) and restrictions on Transfer other than restrictions on Transfer under applicable federal and state securities laws and under the Transaction Documents. All outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state securities Laws. No shares of preferred stock are authorized, issued or outstanding, and no shares of Common Stock or preferred stock are held by the Company in its treasury. There is no existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or Transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or

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evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. None of the Company, Parent and Seller is a party to any voting trust or other Contract with respect to the voting, redemption, sale, Transfer or other disposition of the capital stock of the Company.

(c)	Authority; Noncontravention.

(i)        Each of the Company, Parent and Seller has all necessary corporate power, authority and legal capacity to execute and deliver this Agreement, the other Transaction Documents and the Technology Collaboration Agreement and to consummate the transactions contemplated by the Transaction Documents subject to the terms and conditions set forth therein (collectively, the “Transactions”). The execution and delivery of the Transaction Documents, the performance by the Company, Parent and Seller of their respective obligations thereunder, and the consummation by the Company, Parent and Seller of the Transactions, have been duly authorized and approved by such Party’s board of directors and no other corporate action on the part of such Party is necessary to authorize the execution, delivery and performance by such Party of the Transaction Documents and the consummation of the Transactions, except for the requisite approvals contemplated by Section 4(c)(i). This Agreement has been, and each of the other Transaction Documents will be at their execution and delivery to the Purchaser, duly and validly executed and delivered by the Company, Parent and Seller and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser, constitutes, and each of the other Transaction Documents when so executed and delivered, will constitute, legal, valid and binding obligations of each of the Company, Parent and Seller, enforceable against such Party in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(ii)       None of the execution and delivery of this Agreement or any of the other Transaction Documents by the Company, Parent and Seller, the consummation by the Company, Parent and Seller of the Transactions (including the Recapitalization and the conversion of shares of Class A Common Stock into shares of Class B Common Stock), or compliance by the Company, Parent and Seller with any of the terms or provisions of the Transaction Documents, will conflict with or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of such Party to make any material payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of such Party or any Subsidiary of such Party under, any provision of (i) the certificate of incorporation and bylaws or other comparable organizational documents of such Party, (ii) any Contract or Permit to which such Party or any Subsidiary of such Party is a party or by which any of the properties or assets of such Party or any or any Subsidiary of such Party are bound, (iii) any Order of any Governmental Authority applicable to such Party or any Subsidiary of such Party or any of the properties or assets of such Party or any Subsidiary of such Party, or (iv) any applicable Law; except in the case of clause (ii), and (iii), for any conflict, violation,

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default, loss of benefit, or right of termination, cancellation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)	Valid Issuance of Purchased Shares.

(i)       The Purchased Shares will be, upon the Recapitalization, duly authorized, validly issued, fully paid, nonassessable, and free of all Liens, except Liens in favor of holders of the Notes, and restrictions on Transfer other than restrictions on Transfer other than restrictions on Transfer under applicable federal and state securities laws and under the Transaction Documents. The Purchased Shares, upon transfer to the Purchaser, shall have been transferred in compliance with all applicable federal and state securities laws and free of all Liens. The shares of Class B Common Stock issuable upon conversion of the Purchased Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate of Incorporation, will be validly issued, fully paid and nonassessable and free of all Liens (including any option, right of first refusal, proxy, voting trust or agreement, or Transfer restriction under any stockholder or similar agreement) and restrictions on Transfer other than restrictions on Transfer under the Transaction Documents and applicable federal and state securities laws. Based in part upon the representations of the Purchaser in Article 5 of this Agreement, the shares of Class B Common Stock issuable upon conversion of the Purchased Shares will be issued in compliance with all applicable federal and state securities laws.

(ii)       The Purchase Price is a result of arm’s length negotiations by the parties and the Company, Parent and Seller have determined that the Purchase Price represents the fair market value of the Purchased Shares, taking into account all the facts and circumstances existing as of the date of this Agreement, including, but not limited to, the financial condition, assets and liabilities of the Company and its Subsidiaries, the lack of liquidity for the Purchased Shares and the future prospects of the Company and its Subsidiaries.

(e)           Consents. No consent, waiver, approval, Order, Permit or authorization of, or filings, declarations or registrations with, or notification to, any Person or Governmental Authority is required in connection with the execution and delivery of this Agreement or the other Transaction Documents by the Company, Parent or Seller, the compliance by the Company, Parent and Seller with any of the provisions hereof or the consummation by the Company, Parent or Seller of the Transactions, except for those consents and filings set forth on Schedule 4(e), and such consents, waivers, approvals, Orders, Permits, or authorizations of, or filings, declarations or registrations with, or notifications to any Person or Governmental Authority that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)	Financial Statements; Accounts Receivable; Undisclosed Liabilities.

(i)        True, correct and complete copies of (i) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the year ending December 29, 2007 and December 27, 2008, each of which includes a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof and (ii) the unaudited consolidated financial statement of the Company and its Subsidiaries as of and for the fiscal quarter ending March 27, 2009, which includes a statement of cash flows and

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statement of operations for such fiscal quarter and a balance sheet (the “Balance Sheet”) as of the last day thereof (the “Balance Sheet Date”), are attached hereto as Schedule 4(f)(i) (the financial statements referred to in this clause (ii) are the “Interim Financial Statements,” and, collectively, the financial statements referred to in clause (i) above and this clause (ii) are the “Financial Statements”). Each of the Financial Statements (i) has been prepared in accordance with the books and records of the Company, (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates for the periods indicates and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(ii)       All accounts receivable of the Company and its Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves are believed by the Company to be adequate in all material respects and calculated consistent with past practice).

(iii)      Neither the Company nor any of its Subsidiaries has any Indebtedness, Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected in or reserved against or otherwise described on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Indebtedness, Liabilities and obligations (A) as and to the extent fully reflected in, reserved against or otherwise described in the balance sheets included in the Financial Statements, (B) liabilities incurred for legal and transactional expenses in connection with the Transactions or the Transaction Documents, or (C) incurred after the Balance Sheet Date in the Ordinary Course of Business, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has failed to promptly pay and discharge any current Liabilities except where disputed in good faith by appropriate proceedings, and has not accelerated the collection of any accounts receivable.

(g)       Brokers and Other Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, Parent or Seller in connection with the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof.

(h)       Absence of Certain Changes or Events. From the Balance Sheet Date to the date of this Agreement, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material

9

Adverse Effect. Since the Balance Sheet Date, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the Ordinary Course of Business. Without limiting the generality of the foregoing, from the Balance Sheet Date to the date of this Agreement, except as contemplated by the Transactions or the Transaction Documents entered into as of the date hereof:

(i)        there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of or other ownership interest in the Company or any of its Subsidiaries;

(ii)       neither the Company nor any of its Subsidiaries has made any loan (other than advances of compensation) to, or entered into any other material transaction (other than employment-related transactions) with, any of its Affiliates, directors, officers or employees other than in the Ordinary Course of Business;

(iii)      neither the Company nor any of its Subsidiaries has mortgaged, pledged or been subjected to any Lien on any of its material assets, or acquired any material assets or sold, assigned, conveyed, leased or otherwise disposed of or Transferred any material assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, conveyed, leased or otherwise disposed of or Transferred in the Ordinary Course of Business;

(iv)      neither the Company nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000 in the aggregate;

(v)       neither the Company nor any of its Subsidiaries has assigned, granted any exclusive license or sublicense of any rights under or with respect to, or otherwise Transferred, any material Intellectual Property, except non-exclusive licenses granted in the Ordinary Course of Business;

(vi)      neither the Company nor any of its Subsidiaries has received notice of, instituted or settled any material Proceeding;

(vii)     there has been no change made or authorized in the certificate of incorporation, bylaws or other comparable organizational documents of the Company or any of its Subsidiaries except as expressly contemplated by this Agreement;

(viii)    neither Company nor any Subsidiary has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock except to the Purchaser pursuant to the Transaction Documents;

(ix)      none of Company or any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4(h).

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(i)        Legal Proceedings. Except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, Parent or Seller threatened legal, administrative, arbitral or other Proceeding against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries (or to the Knowledge of the Company, Parent or Seller, pending or threatened, against any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of its Subsidiaries is otherwise a party before any Governmental Authority, nor is there any Order imposed (or, to the Knowledge of the Company, Parent or Seller threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority. To Knowledge of the Company, Parent or Seller, there is no action, suit, proceeding, hearing or investigation that is expected to be brought against Company or any Subsidiary that would have or would reasonably be expected to have a Material Adverse Effect.

(j)	Compliance with Laws, Permits.

(i)        The Company and each of its Subsidiaries is in compliance in all material respects with all Laws and Permits applicable to it, any of its properties or other assets or any of its businesses or operations, except for any noncompliance with Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii)       The Company and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses as they are now being conducted and as currently proposed by their respective managements to be conducted, and each such material Permit is in full force and effect and will continue to be in full force and effect on identical terms upon the consummation of the Transactions, other than any Permits the failure of which to remain in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(iii)      There is no term or provision of any Law or Order applicable to or binding upon the Company, that has had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, Parent or Seller, none of the employees of the Company or any of its Subsidiaries is in violation of any contract or covenant (either with the Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation, other than any such violations that would not reasonably be expected to have a Material Adverse Effect.

(k)       Compliance with Securities Laws. Subject to the accuracy of the representations made by the Purchaser in Section 5 hereof, the offer and transfer of the Purchased Shares to the Purchaser is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising, including but not limited to, advertisement, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, in connection with the offer and sale of the Purchased Shares.

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(l)        No Integrated Offering. None of the Company, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration or qualification of any of the Securities under the Securities Act or cause the offering of the Purchased Shares to be integrated with prior or concurrent offerings by the Company for purposes of the Securities Act. None of the Company, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration or qualification of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with any other offering.

(m)      Subsidiaries. Schedule 4(m) sets forth each Subsidiary of the Company and the jurisdiction in which each such Subsidiary is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner thereof. Each Subsidiary of the Company is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except for such jurisdictions in which the failure to be qualified and in good standing would not have a Material Adverse Effect. Each Subsidiary of the Company has all requisite corporate or entity power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. The outstanding shares of capital stock or equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable securities Laws, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens (including any option, right of first refusal, proxy, voting trust or agreement, or Transfer restriction under any stockholder or similar agreement) except as set forth in Schedule 4(m). No shares of capital stock are held by any Subsidiary of the Company as treasury stock. There is no existing option, warrant, call, right or Contract of any character to which any Subsidiary of the Company is a party requiring, and there are no securities of any Subsidiary of the Company outstanding which upon conversion or exchange would require, the issuance, sale or other Transfer of any additional shares of capital stock or other equity interests of any Subsidiary of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Subsidiary of the Company. Other than the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock or equity or ownership interests in, any other Person (collectively, “Third-Party Interests”). Neither the Company nor any Subsidiary of the Company have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in any Person.

(n)	Corporate Records.

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(i)        The Company has delivered to the Purchaser true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational, documents of the Company and each of its Subsidiaries.

(ii)       The minute books of the Company and each of its Subsidiaries previously made available to the Purchaser contain true, correct and complete records of all meetings and accurately, reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to the Purchaser are true, correct and complete. All stock transfer Taxes levied or payable with respect to all Transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer Tax stamps affixed.

(o)	Taxes. Except as set forth on Schedule 4(o):

(i)        The Company and each of its Subsidiaries has filed all Tax Returns that were required to be filed by it. All such Tax Returns are true, correct and complete in all material respects and the Company has maintained, to the extent required, documentation supporting all positions taken thereon. The Company and each of its Subsidiaries has timely paid all Taxes which were required to be paid by it. The amount shown on the Financial Statements as provision for Taxes is sufficient for payment of all accrued and unpaid Taxes for the period then ended and all prior periods.

(ii)       Subsequent to July 19, 2005, neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a Consolidated Tax Return, other than an Affiliated Group of which Parent is the parent corporation. Each such Affiliated Group of which Parent is the parent corporation has filed all Consolidated Tax Returns that were required to be filed by it for each taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group. All such Consolidated Tax Returns are true, correct and complete in all material respects and Parent has maintained, to the extent required by applicable Laws, documentation supporting all positions taken thereon to the extent relating to the Company or any of its Subsidiaries. Subsequent to July 19, 2005, each such Affiliated Group of which Parent is the parent corporation has timely paid all Taxes which were required to be paid by it for each taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement (whether or not written). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(iii)      Except as set forth in Schedule 4(o)(iii), none of the Company’s or any of its Subsidiaries’ federal or state income Tax Returns or other material Tax Returns have been audited or examined by any Taxing Authority, and no controversy with respect to Taxes of any type in a material amount is pending or, to the Knowledge of the Company, Parent or Seller,

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threatened with regard to the Company or any of its Subsidiaries. There have been no audits or other examinations of any of the Consolidated Tax Returns filed by any Affiliated Group for any taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group, and no controversy with respect to Taxes of any type in a material amount is pending or, to the Knowledge of the Company, Parent or Seller, threatened with regard to such Affiliated Group.

(iv)      The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(v)       No claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(vi)      There are no outstanding assessments, claims or deficiencies for any material amount of Taxes of the Company or any of its Subsidiaries that have been proposed, asserted or assessed. No issue has been raised by a Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency of Taxes in a material amount for any subsequent taxable period. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(vii)     None of the Transactions will give rise to any withholding obligation under any provision of Law (including Section 1445 of the Code).

(viii)    None of the Company or any of its Subsidiaries has incurred or will incur any liability for Taxes, recognition of cancellation-of-debt income or other adverse Tax consequences under applicable Tax Laws based on, arising out of, in connection with or otherwise relating to the contribution to the capital of the Company of the existing intercompany indebtedness described in Section 2(a)(xiv)(3).

(ix)      For purposes of this Section 4(o) , any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated into the Company or any of its Subsidiaries, respectively.

(p)           Property and Assets. The Company and each of its Subsidiaries has good and marketable title to all of the tangible properties and assets that each purports to own, including all tangible properties and assets reflected in the Financial Statements, except those disposed of since the Balance Sheet Date in the Ordinary Course of Business, and none of such properties or assets is subject to any Lien other than the Permitted Exceptions. Neither the Company nor any of its Subsidiaries owns any real property.

(q)	Intellectual Property.

(i)        The Company and its Subsidiaries own or otherwise have (or believes in good faith they can acquire on commercially reasonable terms) sufficient rights in and to all

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Intellectual Property used in and necessary to conduct the business of the Company and its Subsidiaries as now being conducted and as currently proposed by its management to be conducted.

(ii)       All Owned Registered IP (other than patents and patent applications) which is material to the business of the Company or any of its Subsidiaries as now being conducted is owned entirely by the Company and its Subsidiaries, is valid and subsisting, and all patents and patent applications owned by the Company or any of its Subsidiaries which are material to the business of the Company or any of its Subsidiaries as now being conducted are owned entirely by the Company and its Subsidiaries and, to the Knowledge of the Company are valid and subsisting. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with the Owned Registered IP (other than any Owned Registered IP that has been intentionally abandoned by the Company) have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Owned Registered IP in full force and effect, except where the failure to timely pay such fees or timely file such documents would not have a Material Adverse Effect.

(iii)      The Company is not a party to any action, suit or proceeding, and is not asserting any claim, against any Person for infringing or misappropriating any of the Company’s or any of its Subsidiaries’ Intellectual Property. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing or misappropriating the Intellectual Property rights of any other Person. No claim or demand is pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary that challenges the validity, enforceability, use or exclusive ownership of any of Intellectual Property or alleges any infringement, misappropriation, violation, or unfair competition or trade practices (including, without limitation, any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any third party). None of the Company’s or any of its Subsidiaries’ owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, Transfer or licensing thereof by the Company or any of its Subsidiaries or affects the validity, use or enforceability of any such Intellectual Property, except for any restriction that would not have a Material Adverse Effect.

(iv)      The Company and its Subsidiaries have executed written agreements with all of their employees who have contributed to the development of the Intellectual Property of the Company and its Subsidiaries, in which such employees have assigned or agreed to assign to the Company or its Subsidiaries all their rights in and to all material Intellectual Property they may develop for the Company in the course of their employment pursuant to the terms of such agreements, except where the failure to have any such agreement would not have a Material Adverse Effect. The Company and its Subsidiaries have executed written agreements with all consultants and contractors who have been retained in connection with the development of material Intellectual Property by which the consultants and contractors have assigned to the Company or its Subsidiaries all their rights in and to such material Intellectual Property and agreed to confidentiality provisions in such agreements, except where the failure to have such agreements would not have a Material Adverse Effect.

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(v)       No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property owned by the Company.

(r)            Insurance. The Company and each of its Subsidiaries has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed. All such insurance policies are in force and effect, and the Company and each of its Subsidiaries has timely paid all applicable premiums thereunder. Except as set forth on Schedule 4(r), to the Knowledge of the Company, Parent and Seller, no event relating to the Company or any of the Subsidiaries has occurred which would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which would reasonably be expected to result in a prospective upward adjustment in such premiums.

(s)	Material Contracts and Obligations.

(i)        The Company has made available to the Purchaser copies of all of the following Contracts (or written summaries in the case of oral Contracts) to which the Company or any of its Subsidiaries is a party or by which it is bound (but only to the extent material): (A) all material Contracts to which Parent, Seller or any of their Affiliates (other than Company and the Company’s Subsidiaries), or any stockholder, officer, director or “associate” (as such term is defined in the rules and regulations promulgated under the Securities Act) of any such Person, is a party, (B) all indenture, loan or credit agreements, note agreements, deeds of trust, mortgages, security agreements, promissory notes and other Contracts relating to or evidencing Indebtedness, (C) all Contracts granting any option to purchase assets, or acquire an exclusive license, preemptive right, right of first refusal or similar right to any Person, (D) all covenants not to compete or similar restriction on its ability to conduct a business and any standstill agreements, (E) all agreements to register securities under the Securities Act, and (F) all Contracts with the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, for the most recently completed fiscal year and for the period beginning on December 28, 2008 and ending on the Balance Sheet Date (the Contracts described in clauses (A) through (F) above, collectively referred to as the “Material Contracts”). To the Knowledge of the Company, all of the Material Contracts are valid, binding and in force and effect on the Company. Neither the Company nor any of its Subsidiaries is in default under any material provision of any of such Material Contracts, except where any such default would not have a Material Adverse Effect.

(ii)       As of the date hereof, neither the Company nor any of its Subsidiaries has received any written communication from any other party to the Material Contracts stating that such other party has decided or plans to terminate or otherwise discontinue such Contract and, to the Knowledge of the Company, no other party to any such Material Contract is in default under any provision thereof, except in each case where such termination or discontinuance or default would not have a Material Adverse Effect.

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(iii)      None of the Company or any of its Subsidiaries is a party to or bound by any guaranty of indebtedness of another Person other than in favor of the holders of the Notes.

(t)	Employee Benefits.

(i)        The Company has made available to the Purchaser accurate and complete copies of all Company Plan documents. Neither the Company nor any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to any “defined benefit plan” as defined in Section 3(35) of ERISA, nor do any of them have a current or contingent obligation to contribute to, or Liability with respect to, any “multiemployer plan” (as defined in Section 3(37) of ERISA), or any multiple employer plan within the meaning of ERISA Section 210 or Code Section 413(c), or any “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). No Company Plan is subject to Section 412 of the Code.

(ii)       The Company Plans have been operated, administered and maintained in all material respects in accordance with their terms and applicable Law. Each Company Plan intended to be qualified under Section 401(a) of the Code and any related trust thereunder intended to be exempt from federal income taxation under Section 501(a) of the Code has either (A) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response, (B) obtained at least one favorable determination, notification, advisory and/or opinion letter, as applicable, on which the Company is entitled to rely, as to its qualified status from the IRS, or (C) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination, and nothing has occurred with respect to the operation of such Company Plan that would reasonably be expected to cause the revocation of such most recent determination (if any), or the imposition of any Liability, penalty or tax under ERISA or the Code, except where any failure to comply has not had, nor reasonably would be expected to have, a Material Adverse Effect.

(iii)      None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any dependent of a participant, except as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and the regulations thereunder, or as may be required under the American Recovery and Reinvestment Act of 2009, Title III, Section 3001, and except at the expense of the participant or the participant’s dependent(s).

(iv)      Except as set forth on Schedule 4(t)(iv) or as otherwise contemplated by this Agreement or the Transactions contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) result in any payment becoming due to any Company employee, (B) increase any benefits otherwise payable under any Company Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan.

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(u)	Labor.

(i)        Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.

(ii)       No Employees are represented by any labor organization. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, Parent and Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Knowledge of the Company, Parent and Seller, there is no organizing activity involving the Company or any of its Subsidiaries pending or threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.

(iii)      There are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or (B) material grievances or other labor disputes pending or, to the Knowledge of the Company, Parent and Seller, threatened against or involving the Company or any of its Subsidiaries. To the Knowledge of the Company, Parent and Seller, there are no unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any employee or group of employees of the Company that would be reasonably expected to have a Material Adverse Effect.

(iv)      There are no complaints, charges or claims against the Company or any of its Subsidiaries pending with any Governmental Authority, or, to Knowledge of the Company, Parent and Seller, that have been threatened in writing to be brought or filed, with any Governmental Authority based on, or arising out of, the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

(v)       To the Knowledge of the Company, Parent and Seller, none of the officers or employees listed on Schedule 2(a)(xv) intends to terminate his or her employment with the Company, and the Company does not have a present intention to terminate the employment of any such officer or employee.

(v)       Related Party Transactions. Schedule 4(v) lists all material Contracts to which the Company, on the one hand, and Parent, Seller or any of their Affiliates (other than Company and the Company’s Subsidiaries), or any stockholder, officer, director or “associate” (as such term is defined in the rules and regulations promulgated under the Securities Act), on the other hand, are parties. Except as set forth in Schedule 4(v) or as otherwise contemplated by the Transactions or the Transaction Documents, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person (excluding Parent, Seller or any of their Affiliates) which is (A) a competitor, supplier, customer, landlord, tenant,

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creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) a participant in any transaction to which the Company or any of its Subsidiaries is a party, or (ii) is a party to any Contract with the Company or any of its Subsidiaries.

(w)	Environmental, Health and Safety Matters.

(i)        Except as set forth on Schedule 4(w), the Company and its Subsidiaries are in compliance in all material respects with all Environmental, Health and Safety Requirements.

(ii)       Except for such matters which have not resulted and would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any notice, claim, subpoena, or report from any Person (A) alleging any violation by such entity of any Environmental, Health and Safety Requirements, (B) asserting any claim that the Company or any of its Subsidiaries is liable to conduct any investigatory, remedial or corrective actions under Environmental, Health and Safety Requirements at any real property formerly or currently occupied by the Company or any of its Subsidiaries, or (C) asserting any other liability under Environmental, Health and Safety Requirements.

(iii)      The Company has furnished or made available to the Purchaser all environmental audits, reports and other material environmental documents (including, without limitation, Phase I and Phase II site assessments) that are in its possession or under its reasonable control and relate to the Company or any of its Subsidiaries or their operation of any facilities or real property ever owned, operated or leased by the Company or any of its Subsidiaries.

(x)           Customers. Schedule 4(x) sets forth a true and complete list of the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, for the most recently completed fiscal year and sets forth opposite the name of each such customer the percentage of consolidated net sales of the Company and its Subsidiaries, taken as a whole, attributable to such customer and distributor. Schedule 4(x) also sets forth, for the period beginning on December 28, 2008 and ending on the Balance Sheet Date, a true and complete list of the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of Company and its Subsidiaries, taken as a whole, for the current fiscal year and sets forth opposite the name of each such customer the percentage of consolidated net sales of the Company and its Subsidiaries, taken as a whole, attributable to such customer.

(y)           SEC Filings. Parent’s Annual Reports on Form 10-K for the fiscal years ended December 29, 2007 and December 27, 2008, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 27, 2008 under the Securities Act, or under the Exchange Act, in the form filed (collectively, the “SEC Filings”) with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements

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therein, in the light of the circumstances under which they were made, not misleading; and each of the financial statements contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules) fairly presented in all material respects Parent’s financial position and that of its Subsidiaries as of the date of such statement, and each of the consolidated balance sheets, consolidated statements of earnings, consolidated statements of stockholders’ equity and comprehensive income, and consolidated statements of cash flows or equivalent statements in such SEC Filings (including any related notes and schedules thereto) fairly and accurately presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(z)       Solvency. Seller, individually, is, and the Company, Parent and Seller, taken as a whole on a consolidated basis, are, and after consummating the Transactions will be, Solvent.

(aa)     Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Purchased Shares. To the Knowledge of the Company, no representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished by the Company, Parent or Seller to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.             REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER. The Purchaser hereby represents and warrants to Parent and Seller that the following representations and warranties are true and correct as of the date hereof, and they will be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) will be true and correct in all respects), except as otherwise indicated.

(a)       Organization, Good Standing and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Japan and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)       Authority. The Purchaser has all necessary corporate power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction Documents, the performance by the Purchaser of its obligations thereunder, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by all necessary corporate action of the Purchaser and no other corporate action on the part of such Party is necessary to authorize the execution, delivery and performance by the Purchaser of the

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Transaction Documents and the consummation of the Transactions. This Agreement has been, and each of the other Transaction Documents will be at their execution and delivery to the Purchaser, duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof and thereof by each of the Company, Parent and Seller, constitutes, and each of the other Transaction Documents when so executed and delivered, will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(c)       No Conflicts. None of the execution and delivery of this Agreement or any of the other Transaction Documents by the Purchaser, the consummation by the Purchaser of the Transactions, or compliance by the Purchaser with any of the terms or provisions of the Transaction Documents, will conflict with or result in a violation of any applicable Law.

(d)       Purchase for Own Account. The Purchased Shares are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, in the ordinary course of business, and not with a view to the distribution thereof. The Purchaser does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person, to sell or otherwise distribute the Purchased Shares. Notwithstanding the foregoing, the Parties acknowledge (i) that the Purchaser does not agree to hold any of the Purchased Shares for any minimum or other specific term, and (ii) the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws and as otherwise contemplated by this Agreement.

(e)       Investment Experience. The Purchaser understands that the purchase of the Purchased Shares involves substantial risk. The Purchaser has experience as an investor in securities of companies and acknowledges that the Purchaser is able to bear the economic risk of its investment in the Purchased Shares, and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting the Purchaser’s own interests in connection with this investment.

(f)        Status of the Purchaser. The Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. The Purchaser acknowledges that the Purchased Shares were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.

(g)       Reliance Upon the Purchaser’s Representations. The Purchaser understands that the transfer of the Purchased Shares to it will not be registered under the Securities Act on the ground that such transfer will be exempt from registration under the Securities Act, and that the

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Company’s and the Purchaser’s reliance on such exemption is based on the Purchaser’s representations set forth herein.

(h)       Receipt of Information. The Purchaser has had an opportunity to ask questions and receive answers from the Company, Parent and Seller regarding the terms and conditions of the transfer of the Purchased Shares to the Purchaser and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain any additional information requested and, subject to the accuracy of the representations and warranties of the Company and Parent and Seller in Section 4(y) and 4(aa) hereof, has received and considered all information the Purchaser deems relevant to make an informed decision to purchase the Purchased Shares. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel thereof shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of such information and the representations and warranties of the Company, Parent and Seller, contained in this Agreement.

(i)        Restricted Securities. The Purchaser understands that the Purchased Shares have not been, and will not upon transfer to the Purchaser be, registered under the Securities Act and that the Purchaser may not Transfer any of the Purchased Shares unless (i)(A) they are registered with the SEC and qualified by state authorities, or (B) an exemption from such registration and/or qualification requirements is available, (ii) upon request of the Company, the Purchaser provides an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that the Transfer of the Purchased Shares may be made without registration under the Securities Act or an exemption from such registration and/or qualification requirements is available, and (iii) the transferee agrees to be bound by the terms and conditions of this Agreement and any of the Transaction Documents that place restrictions on the Purchased Shares.

(j)        Legends. The Purchaser understands that the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares, may bear one or all of the following legends:

(i)        “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE, MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, AND ARE SUBJECT TO THE TERMS OF THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF JULY 2, 2009, AS THE SAME MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME. A COPY OF THE STOCK PURCHASE AGREEMENT IS AVAILABLE FROM THE COMPANY UPON REQUEST.”

(ii)	Any legend set forth in, or required by, the other Transaction Documents.

(iii)      Any legend required by the securities laws of any state to the extent such laws are applicable to the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares represented by the certificate so legended.

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In addition, the Purchaser agrees that the Company may place stop transfer orders with its transfer agent with respect to such certificates in order to implement the restrictions on Transfer set forth in this Agreement. The Company will promptly take all necessary actions to promptly remove the appropriate portion of the legend and the stop transfer orders promptly upon delivery to the Company of such satisfactory evidence as reasonably may be required by the Company that such legend or stop orders are not required to ensure compliance with the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 promulgated under the Securities Act except in unusual circumstances.

6.	CERTAIN POST-CLOSING COVENANTS.

(a)       Technology Collaboration Agreement. Promptly after the date of this Agreement, the Company and the Purchaser shall diligently and in good faith negotiate the terms and conditions of the Technology Collaboration Agreement with a view toward agreeing upon and executing and delivering such agreement within sixty (60) days following the Closing Date or such later date as may be mutually agreed by the Parties.

(b)       Equity Incentive Plan. Promptly after the date of this Agreement, the Seller and Purchaser shall diligently and in good faith negotiate the terms and conditions of a newly created equity-based incentive plan for the Company that aligns the total long term compensation of Company employees with the goals of the Company (“Equity Incentive Plan”), as determined by the Board of Directors of the Company, with a view towards agreeing upon and causing the Company to adopt such plan within thirty (30) days following the Closing. It is understood and agreed that the maximum size of the option pool of the Equity Incentive Plan shall be fifteen percent (15%) of the Company’s outstanding capital stock on a fully diluted basis as of the Closing Date (after giving effect to such fifteen percent (15%) option pool of such Equity Incentive Plan). Promptly following the Closing, the Seller and Purchaser shall cause their respective nominees who have been elected to the Board of Directors of the Company to appoint a compensation committee of such board and to appoint Purchaser’s nominee as the chairperson of such committee to serve in such capacity until such time as the Equity Incentive Plan is adopted by the Company’s board of directors and approved by the Company’s stockholders.

(c)       Form UCC3. Promptly after the date of this Agreement, the Company shall file with the Secretary of State of the State of Delaware, and provide to the Purchaser true, correct and complete file-stamped copies of, UCC Financing Statement Amendments on Form UCC3 terminating the effectiveness of (i) the UCC Financing Statement on Form UCC1 in favor of The Bank of New York Mellon, as Collateral Agent (First Lien), as the secured party, filed with the Delaware Secretary of State on October 9, 2008 (Initial Financing Statement Filing # 2008 3429105); (ii) the UCC Financing Statement on Form UCC1 filed in favor of The Bank of New York Mellon, as Collateral Agent (Second Lien), as the secured party, filed with the Delaware Secretary of State on October 9, 2008 (Initial Financing Statement Filing # 2008 3429634); and (iii) the UCC Financing Statement on Form UCC1 in favor of The Bank of New York Mellon, as Collateral Agent (Third Lien), as the secured party, filed with the Delaware Secretary of State on October 9, 2008 (Initial Financing Statement Filing # 2008 3430111).

7.	INDEMNIFICATION.

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(a)       Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing Date. The covenants and other agreements of the Parties set forth herein shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable Law.

(b)	Indemnification Provisions for the Purchaser’s Benefit.

(i)        Parent and Seller, jointly and severally, shall indemnify, defend and hold harmless the Purchaser, the Purchaser’s Affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against the entirety of any Damages any of the Purchaser Indemnitees may suffer, sustain or become subject to (including any Damages a Purchaser Indemnitee may suffer, sustain or become subject to after the end of any applicable survival period, provided that the Purchaser makes a written claim for indemnification within the applicable survival period) resulting from, arising out of, or caused by any inaccuracy or breach of any representation or warranty of the Company, Parent or Seller contained in this Agreement.

(ii)       The indemnification obligations of Parent and Seller under Section 7(b)(i) hereof shall in no event exceed $5.0 million in the aggregate (the “Indemnification Cap”); provided, however, that notwithstanding anything in this Agreement to the contrary, the Indemnification Cap shall not apply to indemnification claims based upon, arising out of or relating to any matter constituting fraud.

(iii)      Parent and Seller shall not be liable to the Purchaser Indemnitees for any Damages in connection with a claim pursuant to Section 7(b)(i) hereunder unless and until the aggregate amount of such Damages exceed $200,000 (the “Indemnity Basket”) and then, only for the amount by which Damages exceed the Indemnity Basket.

(c)       Indemnification Provisions for Parent and Seller’s Benefit. The Purchaser shall indemnify, defend and hold harmless Parent, Seller, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of Damages any of the Seller Indemnitees may suffer, sustain or become subject to (including any Damages a Seller Indemnitee may suffer, sustain or become subject to after the end of any applicable survival period, provided that the Seller makes a written claim for indemnification within the applicable survival period) resulting from, arising out of, or caused by any breach or inaccuracy of any representation or warranty of the Purchaser contained in this Agreement.

(d)       Exclusive Remedy. Except in the case of fraud, or as otherwise specified herein, the indemnities and the conditions thereon provided in this Agreement shall be the sole and exclusive remedy for any breach of this Agreement or arising out of the transactions contemplated hereby, whether sounding in contract, tort, warranty, strict liability or any other form, and no party shall be able to avoid the provisions set forth in this Article 7 by electing to pursue some other remedy, provided, however, it being understood that the foregoing shall not prohibit specific performance if available under applicable law as a remedy exercisable by either party with respect to any breach by the other parties hereto of any provision of this Agreement.

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8.	DEFINED TERMS. For the purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

‘‘Affiliated Group’’ means an “affiliated group” within the meaning of Section 1504(a) of the Code or any similar consolidated, combined or unitary group defined under any similar or comparable provision of state, local or foreign Tax Law.

“Business Day” means a day, except a Saturday or a Sunday, on which banks in New York, New York and Tokyo, Japan, are open for business during normal banking hours.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plans” mean each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including, without limitation, any collective bargaining agreement) (A) that is currently maintained, administered, contributed to or required to be contributed to by the Company or any Subsidiary, (B) to which the Company or any Subsidiary is a party or has any Liability, or (C) that covers any current or former officer, director, employee or independent contractor (or any of their dependents) of the Company, or any Subsidiary.

“Consolidated Tax Return” means a consolidated, combined or unitary Tax Return and any returns of estimated income tax filed by Parent or any of its Affiliates that includes the Company.

“Contract” means a loan instrument, credit agreement, debenture, indenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, commitment, obligation, or other legally binding arrangement, whether written or oral.

“Damages” means all damages, awards, judgments, dues, penalties, fines, out-of-pocket costs, obligations, deficiencies, amounts paid in settlement, liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that for the purposes of computing the amount of Damages incurred, paid, or accrued by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds actually received by such Person or any of such Person’s Affiliates in connection with the Damages or the circumstances giving rise thereto (it being understood that no party shall be obligated to pursue any such proceeds as a condition to recover Damages or otherwise); and

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provided further that Damages shall not include any consequential, incidental, punitive or special damages.

“Environmental, Health and Safety Requirements” means all Laws relating to the protection of the environment, natural resources or health and safety of persons (including, without limitation, employees), including without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer under Code Section 414 with the Company or any Subsidiary; or any member of a controlled group of corporations, groups of trades or businesses under common control or affiliated service group that includes the Company or any Subsidiary (as defined for purposes of Section 414(b), (c) and (m) of the Code).

“Exchange Act” means the United States Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is regulated or governed by any Environmental, Health and Safety Requirements, including, without limitation, any substance, material or waste that is defined, used or listed as “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “toxic waste,” “solid waste,” “pollutant” or “contaminant” under any applicable Law.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) and prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business), (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such

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Person is responsible or liable or for which any property or asset of such Person is secured by a Lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind throughout the world arising from or in respect of: (a) inventions, utility models and invention disclosures, (b) patents, patent applications and patent disclosures, together with all revisions, renewals, extensions, reexaminations, provisionals, reissuances, continuations, continuations-in-part, divisionals and patents of addition thereof and any applications for any of the foregoing, and all filings claiming priority to or serving as a basis for priority thereof, (c) trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, domain names, uniform resource locators (URLs), packaging design, any other source identifiers of any kind or nature, together with all translations, adaptations, derivations and combinations thereof, all common law rights therein, and the goodwill associated with all of the foregoing, and any applications (including intent to use applications), registration and renewals for any of the foregoing, (d) copyrights, copywritable works, website content, all derivative works thereof, and any copyright applications, registrations and renewals in connection therewith, (e) mask works, design rights and any applications, registrations and renewals for any of the foregoing, (f) industrial designs and any applications, registrations and renewals for industrial designs, (g) technology, trade secrets, know-how and confidential or proprietary business or technical information, and (h) Software.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge of the Chief Executive Officer and President, Chief Financial Officer, Chief Technology Officer and General Counsel of such Person and such knowledge as would reasonably be expected to be known by such Persons in the ordinary and usual course of the performance of the duties and professional responsibilities of such offices.

“Law” means any foreign, federal, state or local law (including common law) statute, ordinance, code, rule, regulation, or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority any Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means all liens, pledges, charges, mortgages, encumbrances, transfer restrictions, adverse rights, leases, charges, pledges or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States) .

“Material Adverse Effect” means any condition, change, situation or set of circumstances that has had or would reasonably be expected to have a material adverse effect on (i) the Company and its Subsidiaries, taken as a whole, or the business, assets, properties,

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liabilities, financial condition, operations, or results of operations of the Company and its. Subsidiaries, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated by the Transaction Documents or perform its material obligations under the Transaction Documents; excluding, however, any condition, change, situation or set of circumstances or effect that directly and primarily results from (A) changes adversely affecting the United States or global economy as a whole (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby), (B) changes adversely affecting the industry in which the Company and its Subsidiaries operate (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby), (C) acts of terrorism or war, (D) changes in applicable Laws or in GAAP, (E) public or industry knowledge of the Transaction, or (F) the consummation of the Transactions or any action by any Party required to be taken pursuant to this Agreement or reasonably necessary to consummate the Transactions.

“Notes” means, collectively, (i) the 7% Senior Secured Notes issued pursuant to the Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, each Guarantor from time to time party thereto, the Purchasers set forth in Schedule 1.2B thereto, and The Bank of New York, (ii) the Senior-Subordinated Secured Second Lien Notes issued pursuant to the Second Lien Subordinated Note Purchase Agreement, dated as of October 9, 2008, among NextWave Wireless LLC, Parent, each Guarantor thereto from time to time party thereto, the purchasers set forth in Schedule 1.2B thereto and the Bank of New York Mellon, and (iii) the Third Lien Subordinated Secured Convertible Notes issued pursuant to the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008, Parent, NextWave Wireless LLC, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2 thereto, and The Bank of New York Mellon.

“Note Agreements” means, collectively, as may be amended from time to time, (i) the Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, each guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2B thereto, and The Bank of New York; (ii) the Second Lien Subordinated Note Purchase Agreement, dated as of October 9, 2008, among NextWave Wireless LLC, Parent, each guarantor from time to time party thereto, the purchasers set forth in schedule 1.2B thereto, and The Bank of New York Mellon; (iii) the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008, among Parent, NextWave Wireless LLC, each guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2 thereto, and The Bank of New York Mellon; and (iv) all loan documents related to the agreements referenced in (i) through (iii) above.

“Order” means any order, award, injunction, judgment, decree, ruling, writ, assessment or arbitration award entered, issued, made or rendered by any Governmental Authority and any settlement agreement or stipulation.

“Ordinary Course of Business” means the ordinary course of business of Company and its Subsidiaries consistent with past practice. When determining whether any occurrence, event, incident, action, failure to act or transaction is in the Ordinary Course of Business, the Parties shall take into consideration, among other things and without limitation (i) the frequency with which such occurrence, event, incident, action, failure to act or transaction occurred (or failed to occur) and (ii) quantitative factors such as costs and amounts involved in the particular

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occurrence, event, incident, action, failure to act or transaction in question (relative to that involved in similar occurrences, events, incidents, actions, failures to act or transactions.

“Owned Registered IP” means (A) each issued patent owned by the Company or any of its Subsidiaries, (B) each pending patent application filed by or on behalf of the Company or any of its Subsidiaries, (C) each trademark registration, service mark registration, and copyright registration owned by the Company or any of its Subsidiaries, (D) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of its Subsidiaries, and (E) each domain name registered by or on behalf of the Company or any of its Subsidiaries.

“Permits” means any licenses, franchises, permits, consents, certificates, approvals and authorizations of, from or required by a Governmental Authority.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been disclosed to Purchaser, (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the properties and assets of the Company so encumbered, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated by the Company or any of its Subsidiaries, (v) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (vii) any right, title or interest of a licensor under a license disclosed in the Disclosure Schedule or entered into in the Ordinary Course of Business that are immaterial to the Company and its Subsidiaries in the absence of any default by the licensee, (viii) leases or subleases disclosed in the Disclosure Schedule or entered into in the Ordinary Course of Business following the date of this Agreement that are immaterial to the Company and its Subsidiaries, (ix) licenses or sublicenses granted to others pursuant to any Contract, (x) immaterial, non-exclusive licenses or sublicenses that are not required to be included on the Disclosure Schedule.

“Person” means any individual, corporation, limited liability company, partnership, association, firm, joint venture, joint-stock company, trust, unincorporated organization, or any other entity, including a Governmental Authority or political subdivision thereof.

“Proceeding” means any proceeding, action, arbitration, audit, hearing, investigation, charge, complaint, claim, demand, litigation or suit, foreign or domestic (whether civil, criminal, legal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (x) greater than the total amount of liabilities (including disputed, contingent and unliquidated liabilities but excluding amounts payable under intercompany promissory notes and the like) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured, (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due, and (ii) such Person is “solvent” within the meaning given that term and similar terms under the U.S. Bankruptcy Code, 11 U.S.C. 101 et seq., and applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Software” means any and all computer programs, whether in source code or object code form, together with all related documentation.

“Subsidiary” means, with respect to any Party, any Person of which such Party directly or indirectly owns voting securities, other voting rights or voting partnership interests which are sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, such Party directly or indirectly owns fifty percent (50%) or more of the equity interests of such Person).

‘‘Tax Return’’ means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

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“Transaction Documents” means, collectively, this Agreement (including the Disclosure Schedule), the Stockholders Agreement, the Registration Rights Agreement, and any and all other agreements, instruments, documents, schedules, exhibits and certificates entered into pursuant to this Agreement or any of the foregoing; provided, however, that “Transaction Documents” does not include the Technology Collaboration Agreement.

“Transfer” means, with respect to any Common Stock, any transfer, sale, gift, exchange, assignment (including by operation of law) or pledge of, or the creation of any Lien on such Common Stock or making any other disposition thereof.

9.	MISCELLANEOUS.

(a)           Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. The rights and obligations of each Party hereunder may not be assigned to any Person without the prior written consent of each other Party hereto.

(b)	Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely within that state; provided, however, that the Federal Arbitration Act shall apply in lieu of any arbitration law or rules that may now exist or hereafter be enacted dealing with the subject of arbitration.

(ii)       Except as provided in Section 9(c) hereof, all disputes arising out of or in connection with this Agreement or any relationship created by or in accordance with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof. The Company, Parent and Seller, on the one hand, shall nominate one arbitrator, and the Purchaser, on the other hand, shall nominate one arbitrator. The arbitrators so nominated shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of both Party-nominated arbitrators. If the Party-nominated arbitrators cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be New York, New York unless all Parties to the arbitration otherwise agree. The arbitrator shall apply the governing law as set forth in this Agreement. The language of the arbitral proceedings shall be English. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement. For the avoidance of doubt, the arbitrators may include attorney’s fees in any award. The arbitrators may order the pre-hearing production or exchange of documentary evidence and may require written submissions from the Parties, but may not otherwise order pre-hearing depositions or discovery. Unless the Parties otherwise agree, the arbitrators shall not have the power to appoint experts. The Federal Rules of Evidence shall apply to the arbitration. Each Party shall bear its own attorney’s fees in connection with any arbitral proceedings.

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(iii)      No arbitration pursuant to this Section 9(b) shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Parties and has offered to meet and confer with one or more responsible executives of such other Parties in an effort to resolve the dispute(s) described in detail in such written notice. If one or more responsible executives of the Company, Parent and Seller, on the one hand, and the Purchaser, on the other hand, agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the executives have met and conferred in an effort to resolve the dispute(s) or until sixty (60) days has elapsed from the date such written notice has been given.

(iv)      The provisions of this Section 9(b) shall not be construed as prohibiting any party to this Agreement from applying pursuant to Section 9(c) hereof to any court of competent jurisdiction for such specific performance, injunctive and/or other equitable relief as may be necessary to protect that party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute.

(c)       Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which they may be entitled at law or in equity.

(d)       Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including all fees and expenses of agents, representatives, counsel, financial advisors and accountants, and other professional fees and expenses.

(e)       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f)        Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to articles, sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to articles, sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.

(g)       Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by air mail, by internationally recognized private courier (for delivery in no fewer than two (2) Business Days), or by facsimile. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by air mail shall be deemed given ten (10) days after being deposited in the mail system, postage prepaid; notices delivered by internationally recognized private courier shall be deemed given on the second Business Day following deposit with the private courier for delivery

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in no fewer than two (2) Business Days; and notices delivered by facsimile shall be deemed given twenty-four hours (24) after the sender’s receipt of confirmation of successful transmission. All notices shall be addressed as follows:

If to the Company, Parent or Seller,

NextWave Wireless Inc.

10350 Science Center Drive, Suite 210

San Diego, CA 92121-1138

Attn: Frank A. Cassou

If to the Purchaser,

NTT DoCoMo, Inc.

2-11-1, Nagata-cho, Chiyoda-ku

Tokyo 100-6150 Japan

Attn: Managing Director, R&D Strategy Department

with a copy (which shall not constitute notice) to,

Squire, Sanders and Dempsey L.L.P.

Gaikokuho Kyodo Jigyo Horitsu Jimusho

Ebisu Prime Square Tower, 16/F

1-1-39 Hiroo, Shibuya-ku

Tokyo 150-0012

Japan

Attn: Stephen E. Chelberg, Esq.

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9(g).

(h)       Amendments. This Agreement may be amended only with the written consent of the Company, Parent and the Purchaser. Any amendment effected in accordance with this Section 9(h) will be binding upon the Purchaser, Parent, the Company and their respective successors and assigns.

(i)        Reporting and Publicity. Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the transactions contemplated by the Transaction Documents or the Technology Collaboration Agreement shall be made only with the prior agreement of the Company and Parent, on the one hand, and the Purchaser, on the other hand (and in any event, the Parties hereto shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). Notwithstanding anything herein to the contrary, the Purchaser agrees that Parent may describe the terms of the Transactions in a press release and in a Current Report on Form 8-K to be filed with the SEC, and that it intends to file the Transaction Documents as exhibits to a Parent periodic or current report. The Parent and Purchaser shall cooperate with one another in

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determining whether to request, and if so, taking reasonable steps to obtain, confidential treatment of portions of the Transaction Documents.

(j)        Waivers. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

(k)       Replacement of Shares. If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.

(l)        Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms. Further, the Parties agree to use commercially reasonable efforts to replace such unenforceable provision of this Agreement with an enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such unenforceable provision.

(m)      Entire Agreement. This Agreement and the other Transaction Documents, together with all exhibits and schedules hereto and thereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements and understandings between the parties with respect to the subject matter hereof.

(n)       Further Assurances. From and after the date of this Agreement, upon the request of the Company or the Purchaser, the Company and the Purchaser will take such actions, including the execution and delivery of instruments, documents or other writings, as is reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(o)       Meaning of “Include” and “Including”. Whenever in this Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

(p)       No Presumption Against Drafting Party. Each of the Parties acknowledges that each Party has been represented by counsel in connection with this Agreement and the Transactions and that the Parties have participated jointly in the drafting of this Agreement. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of

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proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(q)       No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person, or to otherwise create any third-party beneficiary hereto.

(r)        Facsimile and E-mail Signatures. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party who requests it.

(s)       Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS

* * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized signatories as of the date first above written.

PACKETVIDEO CORPORATION

By:	/s/ James C. Brailean
	Name:	James C. Brailean, Ph.D.
Title:	President and Chief Executive Officer

NEXTWAVE WIRELESS INC.

By:	/s/ James C. Brailean
	Name:	James C. Brailean, Ph.D.
Title:	President and Chief Executive Officer

NEXTWAVE BROADBAND INC.

By:	/s/ James C. Brailean
	Name:	James C. Brailean, Ph.D.
Title:	President

NTT DOCOMO, INC.

By:	/s/ Ryuji Yamada
	Name:	Ryuji Yamada
Title:	President and Chief Executive Officer